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                                                                    Exhibit 12.1
PRESTIGE BRANDS INTERNATIONAL
RATIO OF EARNINGS TO FIXED CHARGES
FISCAL YEAR UNLESS OTHERWISE INDICATED
($ IN THOUSANDS)

                                                                 PERIOD       PERIOD
                                                                  FROM         FROM                     THREE MONTHS ENDED
                                                             APRIL 1, 2003  FEBRUARY 7,                      JUNE 30,
                                                                   TO         2004 TO               --------------------------
                                                               FEBRUARY 6,   MARCH 31,   PRO FORMA                   PRO FORMA
                                       2001   2002   2003         2004          2004        2004     2003    2004       2004
                                      ------ ------ -------  -------------  -----------  ---------  ------  -------  ---------
Pre-tax income (loss) from continuing
 operations                           $2,391 $  938 $ 6,909  $       4,077  $     2,844  $  29,879  $2,198  $(7,963)   $   599

Fixed charges:
  Interest expense                    $2,086 $8,847 $ 9,806  $       8,195  $     1,735  $  44,198  $2,171  $11,049    $11,061
  One third of rent expense               84    104     113            118           25        266      36       62         63
                                      ------ ------ -------  -------------  -----------  ---------  ------  -------    -------
  Total fixed charges                  2,170  8,951   9,919          8,313        1,760     44,464   2,207   11,111     11,124
                                      ------ ------ -------  -------------  -----------  ---------  ------  -------    -------
Pre-tax income (loss) from continuing
 operations plus fixed charges        $4,561 $9,889 $16,828  $      12,390  $     4,604  $  74,343  $4,405  $ 3,148    $11,683

Ratio of earnings to fixed charges       2.1    1.1     1.7            1.5          2.6        1.7     2.0     (A)         1.1
                                      ====== ====== =======  =============  ===========  =========  ======  =======    =======

(A) Due to the pre tax loss for the three months ended June 30, 2004, the ratio coverage is less than 3:1. The dollar amount of earnings required to attain a ratio of 1:1 is $7,963.